Exhibit 99.1

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MAN SANG INTERNATIONAL LIMITED
(Incorporated in Bermuda with limited liability)
(Stock Code: 0938)

Resignation of Executive Director

The board (“the Board”) of directors (the “Directors”) of Man Sang International Limited (the “Company”) announces that Ms. Wong Hung Flavia Yuen Yee (“Ms. Hung”) has tendered her resignation as an executive director of the Company with effect from 26 June 2009. Ms. Hung would pursue her family business after her resignation.

Ms. Hung has confirmed that there is no disagreement with the Board and there is no other matter relating to her resignation that needs to be brought to the attention of the shareholders of the Company.

The Board would like to express sincere gratitude to Ms. Hung for her valuable contributions to the Company during her tenure of office and wish her every success in her future endeavour.

By order of the Board
MAN SANG INTERNATIONAL LIMITED
Cheng Chung Hing
Chairman

Hong Kong, 25 June 2009

As at the date of this announcement, the Board comprises Mr. Cheng Chung Hing, Mr. Cheng Tai Po, Ms. Yan Sau Man, Amy and Ms. Wong Hung Flavia Yuen Yee as executive Directors; Mr. Lee Kang Bor, Thomas, Mr. Kiu Wai Ming and Mr. Lau Chi Wah, Alex as independent non-executive Directors.